Exhibit 99.1

                       NOTICE OF UPCOMING BLACKOUT PERIOD
               GOLD BANC CORPORATION, INC. EMPLOYEES' 401(K) PLAN


To:        Directors and Executive Officers
From:      Gold Banc Corporation, Inc.
Date:      July 12, 2004

1. This notice is to inform you that the Gold Banc Corporation, Inc. Employees' 401(k) Plan (the "Plan") will be changing mutual fund trading partners.

2. As a result of this change, you will temporarily be unable to access, direct or diversify investments in your individual accounts, obtain loans from the plan, or obtain distributions from the Plan. This period is called a "blackout period."

3. The blackout period for the plan is expected to begin on August 16, 2004 and end on August 31, 2004.

4. Pursuant to the Sarbanes-Oxley Act of 2002 and Regulation BTR promulgated thereunder, you are prohibited from directly or indirectly purchasing, selling, or otherwise acquiring or transferring any shares of common stock of Gold Banc Corporation, Inc. during the Blackout Period, if those shares were acquired in connection with your service or employment as a director or executive officer. There are certain limited exceptions to this prohibition including, but not limited to, acquisitions pursuant to dividend or interest reinvestment plans and purchases or sales pursuant to a trading arrangement that satisfies the affirmative defense conditions of Rule 10b5-1 under the Securities Exchange of 1934.

5. If you have any questions concerning this notice, the actual start or end dates of the blackout period, or any particular exemption to the prohibition that may be applicable to you, please contact Mark Kitchin at Gold Banc (913) 323-7700.